Exhibit 10.1

Bonanza Oil & Gas, Inc.
3417 Mercer, Suite E
Houston, Texas  77027

January 29, 2010

Kenneth Orr, CEO
Triumph Small Cap Fund, Inc.

Re:           Bonanza Oil & Gas, Inc. (the “Company”)

Gentlemen:

The Company hereby further acknowledges that Triumph Small Cap Fund, Inc. (“TSC”) has acquired 14% secured promissory note in the principal amount of $750,000 (the “14% Note”) and (ii) a convertible promissory note in the principal amount of $750,000 issued on May 2008 (the “May 2008 Note” and collectively with the 14% Note, the “Notes”) from Samuel Weiss.    On December 2, 2009, the Company and TSC amended the Notes pursuant to that certain Letter Agreement.  The parties wish to further amend the Notes as follows.

The Company and TSC hereby agree that the 14% Note shall be amended and restated to incorporate the following provision:

The Lender shall have the right from time to time to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Lender be entitled to convert any portion of this Note in excess of 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion.  The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) accrued and unpaid interest, if any.  The Conversion Price is the Fixed Conversion Price (as defined herein). The “Fixed Conversion Price” shall mean $0.0025.

The Company and TSC hereby agree that Section 1.2 of the May 2008 Note shall be amended and restated as follows:

1.2 Conversion Price.  The Conversion Price is the the Fixed Conversion Price (as defined herein). The “Fixed Conversion Price” shall mean $0.0025.

The parties further acknowledge that the holder of the Notes is not an affiliate of the Company and TSC represents that it is not an affiliate of the Company.  As a result, the shares of common stock issued upon conversion of the Notes (the “Conversion Shares”) will be eligible to resold under Rule 144 as the Conversion Shares holding period will tack to the initial date of issuance of the Notes.  Accordingly, the Company, upon conversion of the Notes and receipt of the standard representation letters from TSC, will direct the transfer agent to issue the Conversion Shares without the standard “33 Act” restrictive legend.

Further, the Company hereby represents and warrants that it has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, all shares of common stock available enabling the Company to issue the Conversion Shares.  The Company shall reserve a sufficient number of shares of common stock for the purpose of enabling the Company to issue the Conversion Shares. This letter agreement may be executed in one or more counterparts.  We hereby request that you execute this letter agreement below acknowledging and agreeing to the terms set forth herein.

Sincerely, Bonanza Oil & Gas, Inc.

By:	/s/ William Wiseman
William Wiseman
Chief Executive Officer

AGREED AND ACKNOWLEDGED: Triumph Small Cap Fund, Inc.
/s/Kenneth Orr
Kenneth Orr
Chief Executive Officer